Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of the

       Bowne & Co., Inc. Employees’ Stock Purchase Plan:

      We consent to the incorporation by reference in the Registration Statement (No. 033-35810) on Form S-8 of Bowne & Co., Inc. of our report dated June 14, 2004 relating to the statements of net assets available for benefits, as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003 of Bowne & Co., Inc. Employees’ Stock Purchase Plan and the related supplemental schedule for the year ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of Bowne & Co., Inc. Employees’ Stock Purchase Plan.

/s/ KPMG LLP

New York, New York

June 28, 2004